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                                                                    EXHIBIT 99.1

                                 FIRST AMENDMENT
                                       TO
                       STREAMING MEDIA SERVICES AGREEMENT

         THIS FIRST AMENDMENT ("First Amendment") TO STREAMING MEDIA SERVICES AGREEMENT dated January 19, 2000 ("Original Agreement") is entered into by and between GlobalMedia.com (f/k/a Global Media Corp.), a Nevada corporation with its principal place of business at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 ("Company"), and RealNetworks, Inc., a Washington corporation with its principal place of business at 2601 Elliott Avenue, Seattle, Washington 98121 ("RN") on June __, 2000.


         The parties agree as follows:

1.  DEFINITIONS.  The following terms shall have the meanings set forth below:

         a. "Acquired Customer" shall mean any customer of an Unaffiliated Company that is the subject of a Qualified Acquisition, provided that the agreement or other relationship with such customer was entered into by the Unaffiliated Company prior to the consummation of the Qualified Acquisition.

         b. "Alternative Format" shall mean any software products or applications, other than RN Format for the encoding and delivery over the Internet of audio and/or visual content including, without limitation, Windows Media Player and related applications.

         c. "Alternative Service Provider" shall mean any party other than RN which provides streaming media services.

         d. "Qualified Acquisition" shall mean the acquisition of certain customer contracts for Web-related services, including streaming media services, from OnRadio.com pursuant to that certain Asset Purchase Agreement dated as of June 6, 2000 and any other transaction pursuant to which Company acquires an Unaffiliated Company by means of a stock purchase, merger or other business combination, or acquires assets from an Unaffiliated Company.

         e. "Relief Period" shall mean the period ending twelve (12) months after the effective date of this First Amendment.

         f. "RN Format" shall mean RealAudio, RealVideo or other streaming software format provided by RN.

         g. "Unaffiliated Company" shall mean any corporation, partnership, limited liability company or other business entity in which neither Company, any subsidiary of Company, nor any executive officer, director or 5% or greater shareholder of Company owns any equity interest, including any debt instrument convertible into equity, therein or in any direct or indirect corporate parent of such entity, other than ownership of common stock consisting of no more than 1% of the outstanding shares of common stock of a company that is publicly-traded.

SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


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Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Original Agreement.

2. AMENDMENT TO SECTION 2.1 OF THE ORIGINAL AGREEMENT. Section 2.1 of the Original Agreement is amended and restated in its entirety as follows:

         2.1 SUPPLY OF CONTENT. Company shall supply Content to RN via telephone line, ISDN, frame relay, satellite feed, FTP or the Internet, according to the schedule and specifications to be agreed to by the parties, as such schedule and specifications may be modified from time to time by agreement of the parties. Company acknowledges and agrees that quality levels obtained for Content supplied over the Internet may be substantially degraded and RN has recommended against use of the Internet for such purpose and has not made any assurances that quality standards obtained by other methods of delivery will be obtained for Content delivered over the Internet.

3.       AMENDMENT TO SECTION 2.7 OF THE ORIGINAL AGREEMENT.

         Section 2.7 of the Original Agreement is deleted and replaced with the following:

                  2.7      EXCLUSIVITY.

                  (a) Except as provided in Section 2.7(b), Company agrees that during the Term (i) RN will be the exclusive provider of streaming media services, and (ii) Company shall exclusively use RN Format for all media delivery during the Term.

                  (b) Notwithstanding the foregoing, if Company consummates any
                      Qualified Acquisition at any time before the December 31, 2000, then Company (and any subsidiary or other corporate affiliate of Company that is the successor in interest of the Unaffiliated Company involved in the Qualified Acquisition) may, during the Relief Period, use Alternative Service Providers and Alternative Formats to perform any obligations to Acquired Customers provided that: (i) Company shall use its best efforts to cause Acquired Customers to enter into new agreements with Company for streaming audio/visual content in RN Format as expeditiously as is reasonably possible following the consummation of a Qualified Acquisition and (ii)if, for any reason, at the end of the Relief Period, Company's total media delivery (as measured in total hours of media delivery per month) is less than 100% in RN Format or RN is the provider of less than 100% of Company's streaming media services, then Section 2.7(a) shall no longer be in effect and Exhibit 3 to the Original Agreement shall be amended as set forth in Exhibit A to this First Amendment, effective immediately at the end of the Relief Period.

4.       EFFECTIVENESS AND TERMINATION OF AMENDMENT.

This First Amendment shall be effective on the date that Company (i) has paid to RN the total sum of [$1,025,983.64] and (ii) has executed and delivered to RN that certain Loan Agreement due September 1, 2000 in the original principal amount of $1,000,000 in the form attached as Exhibit B hereto (the "Loan"). RN may terminate this First Amendment immediately upon notice to Company in the event that Company defaults on the Loan or is at any time in breach of any

SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


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Contracts between RN and Company. Upon such termination, the Original Agreement shall continue in full force and effect.

5. Except as expressly modified herein, the Original Agreement shall continue in full force and effect.


RealNetworks, Inc.                          GlobalMedia.com



By /s/ K. J. MacArthur                      By /s/ Winston Barta
  -------------------------------             -----------------------------
  Kelly Jo MacArthur
  Sr. Vice President &
  General Counsel


SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


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                                    Exhibit A


                                     PRICING


GENERAL TERMS
Special charges may apply if RealNetworks needs to acquire special equipment to serve Company's needs. These charges will be discussed with Company prior to RealNetworks' performing any obligations under this Agreement.

Pricing is as follows:

[OMITTED TEXT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


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                                    EXHIBIT B

                             Form of Loan Agreement


SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION